Exhibit 3.1

Amended and Restated Articles of Association

Of

PainReform Ltd.

In Hebrew: פיינרפורם בע”מ

Private Company # 51-405659-7

General

1.	Definition and Interpretation

1.1. The following terms in these Articles of Association shall have the respective meanings ascribed to them below:

“Additional Shares”	As defined in Article 7.7(d)(iv) below.

“Articles”	The Articles of Association of the Company, as set forth herein or as amended expressly or pursuant to the Law.

“As Converted Basis”

Assuming the conversion of the Preferred Shares then outstanding into Ordinary Shares, at the Conversion Price (as defined below) applicable to such Preferred Shares at the time of the relevant calculation.

“Board or Board of Directors”	The board of directors of the Company.

“Business Day”	Sunday to Thursday, inclusive, with the exception of holidays and official days of rest in the State of Israel.

“Companies Law”	The Companies Law, 1999, as may be amended from time to time.

“Companies Regulations”	Regulations promulgated under the Companies Law.

“Company”	PainReform Ltd.	פיינרפורם בע”מ

“Control”	The holding of more than 50% of the equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body, whether directly or indirectly through voting agreements or otherwise.

“Convertible Securities”	As defined in Article 7.7(d)(iv) below.

“Director”	A Director of the Company in accordance with the definition under the Companies Law.

“Director Register”	Register of Directors that is to be kept pursuant to the Companies Law’s provisions.

“Dollar” or “$”	United States Dollars.

“D-Partners Group”	D Partners II (Cayman), L.P. and D Partners 2 (Israel), L.P, D Partners 2 (Israel) Annex Fund, L.P., D Partners II (Cayman) Annex Fund, L.P. and their Permitted Transferees.

“Fully Diluted Basis”

The number of Ordinary Shares issued and outstanding as of the time of applicable calculation, treating for this purpose as outstanding the maximum number of Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding as of such time (or, in the case of Convertible Securities and Options therefor, upon conversion or exchange of such Convertible Securities), as set forth in the instrument relating to such Options and Convertible Securities (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number).

“General Meeting”	An annual or special meeting of the Shareholders of the Company in accordance with the Companies Law.

“Law”	The provisions of any law (“din”) as defined in the Interpretation Law, 1981.

“Major Shareholders”	Any holder of 5% or more of the voting power represented by the Company’s issued and outstanding share capital on an As-Converted Basis.

“Medica Group”

Medica III Investments (International) L.P., Medica III Investments (Israel) L.P., Medica III Investments (S.F.) L.P., Medica III Investments (P.F.) L.P., Medica III Investments (Israel) (B) L.P., Poalim Medica III Investments L.P., and their Permitted Transferees.

“NIS”	New Israeli Shekels.

“Ofer Hi-Tech Group”	(1) Ofer Hi-Tech Ltd., Ofer Hi-Tech Investments Ltd. (“Ofer Hi-Tech”), Ofer (Ships Holding) Ltd., Ofer Holdings Group Ltd., Lyn-Or Investments Ltd., LYN OR (Communication) Ltd., Orlin Technologies Ltd., Naiot Technological incubator Ltd., Ofer Brothers (Management) Ltd. and Ofer Media Ltd.; (2) each of Sammy Ofer, Eyal Ofer, Idan Ofer and/or Ehud Angel and their family members, the descendants, ancestors and spouse of each of the foregoing, and/or any corporate entity which is controlled by any of the foregoing or of which any of the foregoing is the main beneficiary(ies); and (iii) the Permitted Transferees of any of the foregoing.

“Ordinary Majority”

Sixty six percent (66%) (or, from and after the occurrence the Triggering Event, if occurs – more than fifty percent (50%)) of the voting power underlying the shares held by all of the Shareholders who are entitled to vote and who voted in a General Meeting in person or by means of a proxy.

“Option”	As defined in Article 7.7(d)(iv) below.

“Ordinary Shares”	The Ordinary Shares of the Company, nominal value NIS 0.01 each.

“Original Issue Price”	With respect to the Series A Preferred Shares - US$0.747, subject to proportional adjustment for any Recapitalization Event.

“Permitted Transferee”

All of the following:

(A) With respect to any Shareholder - (i) such Shareholder’s spouse, sibling, lineal descendant or antecedent; (ii) an entity wholly owned by such shareholder, provided that such entity remains wholly owned by such shareholder and that such shareholder undertakes in writing to the Company not to Transfer its ownership, shares or rights in such entity to any third party, and further provided that such entity may only Transfer the shares of the Company transferred to it back to the original holder of such shares; (iii) such Shareholder’s transferee by operation of law or by will;

(B) With respect to any Shareholder which is a limited partnership or a corporate entity: (i) any corporate entity which controls, is controlled by, or is under common control with, in each case, either directly or indirectly, such Shareholder; (ii) in the case of a Shareholder which is a partnership – its partners; (iii) in the case of a Shareholder which is a limited liability company - its shareholders and officers; (iv) the surviving entity in the merger of such Shareholder with another company or the entity succeeding to all or substantially all of the assets of such Shareholder; (v) in a Transfer resulting from the liquidation of a Shareholder - the successors in interest to such liquidated Shareholder; (vi) the limited and general partners of such Shareholder and the limited and general partners of, and any person or entity controlling (either directly or through an entity controlled by such person or entity), such limited or general partners, or (vii) any entity over which such Shareholder or its affiliates exercises investment discretion or act as a principal investment advisor, (viii) any affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, partner or member of such affiliate.

(C) Without derogating from the aforesaid, (i) with respect to any Shareholder who is a holder of Preferred Shares – any other holder of Preferred Shares; (ii) with respect to any Shareholder who is a member of the Ofer Hi-Tech Group – any other member of the Ofer Hi-Tech Group; and (iii) with respect to a Shareholder who is a trustee – the person for the benefit of whom the shares or other securities were held in trust as disclosed to the Company;

“Preferred Majority”

Sixty six percent (66%) (or, from and after the occurrence the Triggering Event, if occurs – more than fifty percent (50%)) of the voting power represented by the Preferred Shares issued and outstanding from time to time (treated as a single class, on an As-Converted Basis), provided however that for purposes of this definition, all Ordinary Shares held by Shareholders who are included within the D-Partners Group and by Shareholders who are included within the Ofer Hi-Tech Group shall be deemed to be Preferred Shares (each convertible into one Ordinary Shares).

“Preferred Shares”	Series A Preferred Shares.

“Person”	An individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization.

“Qualified Public Offering”

A firmly underwritten public offering of Ordinary Shares (“Public Offering”) reflecting, unless waived by the holders of a at least a Preferred Majority, a Company’s pre-money valuation of US$ One Hundred Million ($100,000,000) or more, and netting to the Company proceeds of at least US$ Thirty Million ($30,000,000).

“Recapitalization Event”

Any split or reverse split of the applicable shares, distribution of share dividend or bonus shares, with respect thereto, or any other recapitalization, reclassification or similar event resulting in a change of such shares into a different number of shares of the same class or any other class or classes of shares.

“Series A Preferred Shares”	Series A Preferred Shares of the Company, nominal value NIS 0.01 each.

“Series A SPA”	That certain Series A Preferred Shares Purchase Agreement dated November 20, 2008 by and among the Company and the Investors listed therein.

“ Shareholder”	Any Person registered in the Shareholder Register of the Company as a holder of Ordinary Share(s) or Preferred Share(s).

“Shareholder Register”	Register of Shareholders that is to be kept pursuant to the Companies Law’s provisions.

“Triggering Event”

(a) The consummation of the Additional Closing (as defined in the November 2008 SPA) pursuant to Section 1.2.2 of the November 2008 SPA but only if (i) the OHT/DP Group Investors (as defined therein) participating thereat shall have purchased all of the Additional Closing Shares underlying all of the Additional Closing Options, and (ii) by such time the Additional Closing under Section 1.2.1 of the November 2008 SPA if shall have either (A) not been consummated or (B) been consummated but the Medica Group Investors (as defined therein) participating thereat shall have purchased less than all of the Medica Group Additional Closing Shares set forth in the aforesaid Section 1.2.1 (in which case, as of such Triggering Event, the OHT/DP Group Investors participating in the aforesaid Additional Closing shall be referred to herein as the “Participating Investors Group”); or

(b) the latest date designated for the Additional Closing under Section 1.2.2 of the November 2008 SPA but only if (i) by such time such Additional Closing shall have either (A) not been consummated or (B) been consummated but the OHT/DP Group Investors participating thereat shall have purchased less than all of the Additional Closing Shares underlying all of the Additional Closing Options and (ii) by such time the Additional Closing under Section 1.2.1 of the November 2008 SPA shall have been consummated and the Medica Group Investors participating thereat shall have purchased all of the Medica Group Additional Closing Shares set forth in the aforesaid Section 1.2.1 (in which case, as of such Triggering Event, the Medica Group Investors participating in the aforesaid Additional Closing shall be referred to herein as the “Participating Investors Group”);

(c) The consummation of the Future Funding Closing (as defined in the November 2008 SPA) but only if (i)  the Medica Group Investors participating thereat shall have purchased less than all of the Future Funding Shares underlying all of the Medica Group Investors’ Future Funding Options, and the OHT/DP Group Investors participating thereat shall have purchased all of the Future Funding Shares underlying all of the OHT/DP Group Investors’ Future Funding Options (in which case the OHT/DP Group Investors participating in such Future Funding Closing shall be referred to herein as the “Participating Investors Group”) or (ii) the OHT/DP Group Investors participating thereat shall have purchased less than all of the Future Funding Shares underlying all of the OHT/DP Group Investors’ Future Funding Options, and the Medica Group Investors participating thereat shall have purchased all of the Future Funding Shares underlying all of the Medica Group Investors’ Future Funding Options (in which case the Medica Group Investors participating in such Future Funding Closing shall be referred to herein as the “Participating Investors Group”).

1.2. The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. Unless the subject or the context otherwise requires, each word and expression used but not specifically defined herein and defined in the Companies Law as in effect on the date when these Articles first became effective, shall have the same meaning ascribed to them therein, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law, 1968 or the regulations promulgated thereunder.

1.3. Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

1.4. The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5. All shares held (beneficially or of record), at the time of applicable calculation, by Shareholders who are Permitted Transferees of each other, shall be aggregated together for the purpose of determining the availability to such holders of any rights under these Articles, and such rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are Permitted Transferees of each other.

2.	Private Company

The Company is a private company, as defined in the Companies Law.

Furthermore:

2.1. The number of Shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, Shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder;

2.2. Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.3. The right to transfer shares in the Company shall be restricted as hereinafter provided.

3.	The Purpose of the Company

The purpose of the Company is to operate in accordance with business considerations to generate profits; provided, however, that the Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

4.	The Objectives of the Company

The Company shall engage in any lawful business.

5.	Limited Liability

The liability of the Shareholders of the Company is limited, each one up to the unpaid portion, if any, of the full amount he undertook to pay for the shares of the Company allotted to him.

Share Capital

6.	Share Capital

6.1. The authorized and registered share capital of the Company is NIS 230,000, divided into 4,700,000 Ordinary Shares and 18,300,000 Series A Preferred Shares.

6.2. The Ordinary Shares shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the rights to receive notices of, and to attend, all General Meetings, to vote thereat with each Ordinary Share held entitling the holder thereof to one vote, to participate and share equally, on a per share basis, in distribution of dividends (subject to the provisions of Articles 79A) (Dividend), and to participate and share equally, on a per share basis, in distribution of surplus assets and funds in the Company (subject to the provisions of Articles 96) (Liquidation) in the event of a winding up, liquidation, dissolution or Deemed Liquidation Event (as defined in Article 96.3 below), and no other rights except as may be expressly provided for herein or under the Companies Law.

6.3. All the Ordinary Shares rank pari passu amongst themselves for all intents and purposes, including, without limitation, in relation to (i) the amounts of capital paid or credited as paid on their nominal value, (ii) participation in the distribution of dividends, bonus shares and any other distribution as may be declared by the Board out of funds and assets legally available therefor, return of the capital and distribution of the Company’s surplus assets upon the voluntary or involuntary dissolution, liquidation or winding up thereof.

6.4. The Preferred Shares shall confer upon the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and, in addition, the rights, preferences and privileges granted to the Preferred Shares in these Articles.

7.	Conversion of Preferred Shares.

7.1. Right to Convert. Each Preferred Share shall be convertible, at the option of the respective holder(s) thereof, at any time or from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Original Issue Price of such share by the Conversion Price (as defined below) of such share at the time of conversion.

7.2. Mandatory Conversion. All outstanding Preferred Shares shall automatically be converted into fully paid and nonassessable Ordinary Shares, at the respective Conversion Price at the time in effect for such Preferred Shares, upon the earlier of: (i) the date specified in a written notice received by the Company from the holders of a at least a Preferred Majority, or (ii) the consummation of a Qualified Public Offering.

7.3. Reserved.

7.4. Reserved.

7.5. Conversion Price. The respective conversion price per share for each Preferred Share shall initially be the respective Original Issue Price thereof, subject to adjustment pursuant only to the provisions of Article 7.7. The respective conversion price of the Preferred Shares, as in effect from time to time, is referred to as the “Conversion Price”.

7.6. (A) Mechanics of Conversion. Each holder that desires to convert Preferred Shares into Ordinary Shares pursuant to Article 7.1 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give notice to the Company at such office that such holder elects to convert the same and shall state therein the number of Preferred Shares, being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder certificates for the number of Ordinary Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares, to be converted, and at that time the rights of such Preferred Shares shall cease, and the Person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such time. In the event of any conversion of Preferred Shares pursuant to Article 7.2, then the holders of Preferred Shares shall be deemed to have surrendered their certificates as aforesaid, and the certificates representing such Preferred Shares shall thereupon represent solely the right to receive the Ordinary Shares into which the Preferred Shares represented by such certificates shall have been converted upon the tender (or deemed tender) of such certificates to the Company, and the record holder of such Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares effective upon the date of such conversion. Upon the occurrence of such conversion of the Preferred Shares, the holders thereof shall surrender the certificates representing such shares at the office of the Company. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, certificates for the number of shares of Ordinary Shares into which the Preferred Shares surrendered were convertible on the date of such conversion.

(B) Effect of Conversion. All Preferred Shares which shall have been surrendered (or deemed surrendered) for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(C) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 7.6. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

7.7. Adjustments. The Conversion Price and the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be subject to adjustment as follows:

(a) Adjustment for Share Splits and Combinations.

(A) If the Company shall, at any time or from time to time after the Series A Original Issue Date (i) effect a subdivision of the outstanding Ordinary Shares without a comparable subdivision of the all Preferred Shares, or (ii) combine the outstanding any series of Preferred Shares without a comparable combination of the Ordinary Shares, then the applicable Conversion Price of any series of Preferred Shares not comparably subdivided in the case of Article 7.7(A)(i) or not comparably combined in the case of Article 7.7(A)(ii) then in effect immediately before that subdivision or combination shall be proportionately decreased in the case of Article 7.7(A)(i) so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding, or shall be proportionately increased in reversed proportion to such decrease in the aggregate number of shares of such applicable series of Preferred Shares outstanding in the case of Article 7.7(a)(ii).

(B) If the Company shall, at any time or from time to time after the Series A Original Issue Date (iii) combine the outstanding Ordinary Shares without a comparable combination of the shares of all series of Preferred Shares, or (iv) effect a subdivision of the outstanding shares of any series of Preferred Shares without a comparable subdivision of the Ordinary Shares, then the applicable Conversion Price of any series of Preferred Shares not comparably combined in the case of Article 7.7(a)(iii) or not comparably subdivided in the case of Article 7.7(a)(iv) then in effect immediately before such combination or subdivision shall be proportionately increased in the case of Article 7.7(a)(iii) so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding, or shall be proportionately decreased in reversed proportion to such increase in the aggregate number of shares of such series of Preferred Shares in the case of Article 7.7(a)(iv).

(C) If the Company shall, at any time or from time to time after the Series A Original Issue Date, effect a subdivision of the outstanding Ordinary Shares with a comparable subdivision of the shares of any series of Preferred Shares, or combine the outstanding shares of any series of Preferred Shares with a comparable combination of the Ordinary Shares, then the applicable Conversion Price of such series of Preferred Shares in effect immediately before that subdivision or combination shall be proportionately adjusted so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall not be changed as a result of such increase or decrease, as the case may be, in the aggregate numbers of Ordinary Shares and shares of such applicable series of Preferred Shares outstanding. Any adjustment under this subsection (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustments for Dividends and Distributions

(A) Adjustment for Certain Dividends and Distributions. In the event the Company, at any time or from time to time after the Series A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, then and in each such event each Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding shares of such Preferred Shares had been converted into Ordinary Shares on the date of such event.

(B) Adjustments for Other Dividends and Distributions. In the event the Company, at any time or from time to time after the Series A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than distribution of Ordinary Shares or Preferred Shares covered by other provisions of these Articles) or in cash or other property (other than distribution of cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, covered by other provisions of these Articles), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that they would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of such Preferred Shares; provided, however, that no such provision shall be made with respect to any series of Preferred Shares if the holders of such series of Preferred Shares simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(c) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Article 96, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 7.7(b) or 7.7(d)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each such Preferred Share shall thereafter be convertible in lieu of the Ordinary Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares issuable upon conversion of one such Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article 7 with respect to the rights and interests thereafter of the holders of such Preferred Shares to the end that the provisions set forth in this Article 7 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Shares.

(d) Sale of Shares Below Share Conversion Price (Anti-dilution Protection).

(i) Preferred Shares - If the Company issues, or is deemed by the express provisions of this Article 7.7(d) to have issued Additional Shares (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Shares in effect immediately prior to such issue, then, and in each such case, such Conversion Price shall be reduced, concurrently with such issue, for no consideration, to a price (calculated to the nearest cent with half a cent being rounded up) determined by multiplying such Conversion Price by a fraction (A) the numerator of which shall be (1) the number of Ordinary Shares issued and outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue), plus (2) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such issuance of Additional Shares, and (B) the denominator of which shall be (1) the number of Ordinary Shares issued and outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue), plus (2) the number of such Additional Shares so issued.

For the foregoing case set forth in this Article 7.7(d)(i), the formula can be expressed algebraically as follows:

where:

P =	Conversion Price of such Preferred Shares in effect immediately prior to such issuance of Additional Shares.

P’ =	New adjusted Conversion Price of such Preferred Shares in effect after such issuance of Additional Shares.

N =	Total number of Ordinary Shares outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue).

n =	Number of Additional Shares issued.

C =	Total amount of consideration received by the Company for the Additional Shares.

(ii) Determination of Consideration. For the purpose of this Article 7.7(d), the consideration received or receivable by the Company for any issue or sale of Additional Shares shall be computed as follows:

(A)  Cash and Property: Such consideration shall (1) to the extent it consists of cash, be computed at the gross amount of cash received or receivable by the Company in consideration for such issuance or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board, and (C) if Additional Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received or receivable, computed as provided in clauses (1) and (2) above, that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed to have been issued pursuant to Article 7.7(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iii) Deemed Issue of Additional Shares..

(A) If the Company, at any time or from time to time after the Series A Original Issue Date, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 7.7(d)(i) above, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, then such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause  (B) shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 7.7(d)(i) above (either because the consideration per share (determined pursuant to Article 7.7(d)(iii)) of the Additional Shares subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto (determined in the manner provided in Article 7.7(d)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 7.7(d)(i), such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of any series of the Preferred Shares, if and as applicable, provided for in this Article 7.7(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Article 7.7(d)(iii)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of the Preferred Shares that would result under the terms of this Article 7.7(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Certain Definitions. For purposes of these Articles, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options.

(C) “Series A Original Issue Date” shall mean the date on which the first Series A Preferred Share was issued.

(D) “Additional Shares” shall mean all Ordinary Shares issued (or deemed, by the express provisions of this Article 7.7(d)(iii) above, to be issued) by the Company after the Series A Original Issue Date, other than (1) the following Ordinary Shares and (2) Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1) Ordinary Shares, Options or Convertible Securities issued or issuable as a dividend or distribution on the Preferred Shares;

(2) Ordinary Shares issued or issuable by reason of a dividend, share split, split-up or other distribution on Ordinary Shares that is covered by Articles 7.7(a), 7.7(b) or 7.7(c) hereof;

(3) Ordinary Shares (or Options with respect thereto) issued or issuable to officers, directors or employees of, or consultants or service providers to, the Company or its subsidiaries (if any) pursuant to an employee share option plan, agreement or arrangement approved by the Board;

(4) Ordinary Shares or Convertible Securities actually issued upon the exercise of Options or Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(5) Ordinary Shares, Options or Convertible Securities issued or issuable with respect to which the Company receives written notice from the holders of at least a Preferred Majority agreeing that such Ordinary Shares shall not constitute Additional Shares for purpose of these Articles.

For purposes of the definition of “Additional Shares”, the sale or other disposition of any shares or other securities of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.

(e) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price or the number of Ordinary Shares or other securities issuable upon conversion of the Preferred Shares, the Company, at its expense, upon the request of any holder of Preferred Shares, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, executed by the Company’s Chief Financial Officer (or other executive officer), and shall send such certificate to such registered holder of Preferred Shares. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Shares.

(f) Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Preferred Shares and Ordinary Shares, solely for the purpose of effecting the exercise of warrants and options issued to holders of Preferred Shares and for conversion of the Preferred Shares, such number of Preferred Shares and Ordinary Shares as shall from time to time be sufficient to effect the exercise of all warrants and options issued to holders of Preferred Shares and for the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Preferred Shares and Ordinary Shares, as applicable, shall not be sufficient to effect the exercise of all warrants and options issued to holders of Preferred Shares and for conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Preferred Shares and/or Ordinary Shares, as applicable, to such number of shares as shall be sufficient for such purpose.

(g) Rounding of Calculations; Minimum Adjustment. Any provision of this Article 7 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(h) Adjustments Cumulative. Each of the adjustments pursuant to this Article 7 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles of Association to all authorized Preferred Shares.

(i) Impairment. Subject to the Company’s power and authority to amend the Articles, restructure its capital, merge or enter into sale of assets transactions, dissolve itself or issue securities, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 7 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(j) Fractional Shares. No fractional share shall be issued upon the conversion of any Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Ordinary Shares, the Company shall, subject to the Law, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market valued of such fraction on the date of conversion (as determined in good faith by the Board).

8.	Increase of Share Capital

8.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then authorized and registered have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

8.2. Except to the extent otherwise provided in such resolution of the General Meeting, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

9.	Special Rights; Modifications of Rights

9.1. Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, authorize and/or issue shares with such having the same rights as existing shares or having preferred or deferred rights or rights of redemption or restricted rights or any other special rights and/or such restrictions, whether with respect to liquidation, dividends, voting, conversion, repayment of share capital or otherwise, as may be stipulated in such resolution.

9.2. If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by the Company, unless otherwise provided by these Articles, by a resolution of the General Meeting adopted by an Ordinary Majority, provided that any modification that would directly adversely alter the rights attached to such class shall require the consent in writing of the holders of sixty six percent (66%) or more (or, from and after the occurrence the Triggering Event, if occurs – more than fifty percent (50%)) of the issued shares of such class (including shares held by Shareholders holding, in addition, shares of other classes in the Company) or the sanction of a resolution of a separate General Meeting of the holders of the shares of such class (in accordance with Article 30 hereof) adopted by the holders of sixty six percent (66%) or more (or, from and after the occurrence the Triggering Event, if occurs – more than fifty percent (50%)) of the issued shares of such class (including shares held by Shareholders holding, in addition, shares of other classes in the Company). Any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon and no holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. For illustration purposes, in the event that a certain Shareholder is the holder of Series A Preferred Shares and Series B Preferred Shares whilst another shareholder is the holder of Series A Preferred Shares only, the Shareholder holding two classes of shares shall not be banned from voting on a resolution which adversely affects the rights of the Series A Preferred Shares Series, irrespective of the affect such change shall have on the Series B Preferred Shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g. a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change).

9.3. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class, on an As-Converted Basis, on any matter presented to the shareholders and all matters shall require an approval by Ordinary Majority, including, without limitation, any amendment to these Articles, any issuance of securities of the Company, or any transaction under Sections 341, 342 or 350 of the Israeli Companies Law. Without derogating from the foregoing, unless otherwise provided by these Articles, it is hereby clarified that:

(a) The increase of the registered number of shares of an existing class of shares, or the issuance of additional shares thereof, or the creation of a new class of shares identical to an existing class of shares in all respects, except for the price per share paid for such shares, shall not be deemed, for purposes of this Article 9, to adversely alter the rights attached to the previously issued shares of such class or of any other class;

(b) The authorization or the issuance of additional shares or other securities of the Company having certain rights, preferences or privileges over or relative to all other shares or securities of the Company (e.g. the Series A Preferred Shares and the Ordinary Shares), shall not be deemed, for purposes of this Article 9, to be modifying or abrogating the rights, powers and privileges attached to the previously issued shares of any existing class, provided that the rights, preferences or privileges attached to such additional shares or other securities apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares, as illustrated by the example set forth in sub-Article (c) below), and shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class; and

(c) The authorization of a new series of shares or class of shares, or the issuance of such shares, shall not be deemed, for any purpose hereunder, to modify or abrogate the rights attached to an existing class of shares if the rights attached to the new class of shares apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares – for example, if (i) the holders of the Ordinary Shares are entitled to appoint one Director; (ii) the Board of Directors consists of 2 members; and (iii) the Company issues a new class of shares (Preferred B Shares) which are entitled to appoint a Director, and to enable such an appointment, the Articles are amended to provide that the Board of Directors may consist of 3 members, then, in such an event, such an act will not be deemed to change, modify or abrogate the rights and powers attached to the Ordinary Shares (as the holders thereof will continue to hold the power to appoint one Director), even if one may argue that the economic value of the Ordinary Shares was decreased by such an act (the holders can then appoint one out of 3 members to the Board).

9A.	Restructure of Share Capital

(a) If at any time, a restructure of the Company’s issued or unissued share capital is effectuated (a “Recapitalization”), and as a result of such Recapitalization the rights attached to one or more classes of shares is modified or abrogated, then, such Recapitalization shall require the consent of the holders of 66% or more (or, from and after the occurrence the Triggering Event, if occurs – more than fifty percent (50%)) of the issued and outstanding shares of such affected class (or classes as the case may be), which shall be obtained at a separate Special Meeting of such class (in addition to such other approvals requires under these Articles or applicable law). The provisions concerning separate General Meetings set forth in Article 9 shall apply to any separate General Meeting convened in connection with such Recapitalization.

(b) In the event that such Recapitalization can be consummated in more than one manner (such as by means of arrangement proceedings approved by a court of law, or alternatively by means of amendment of the Company’s corporate documents), the sole and absolute discretion in determining the manner by which such Recapitalization shall be consummated shall vest in the Company’s Board of Directors.

10.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

10.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority (subject, however, to the provisions of Article 9.2 and to the Companies Law):

(a) Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b) Subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c) Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d) Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

10.2. With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, including upon conversion of any Preferred Shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a) Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b) Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(c) Redeem, in the case of redeemable shares, and subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(d) Cause the transfer of fractional shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 10.2, without regard to any restriction or limitation that may apply to the transfer of such shares, as may be provided herein.

Shares

11.	Issuance of Share Certificates; Replacement of Lost Certificates; Bearer Certificates

11.1. The Company shall maintain a Shareholder Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

11.2. Share certificates shall bear the signatures of one Director and the corporate secretary, or of two Directors, or of any other person or persons authorized thereto by the Board, provided, however, that in the event the Board consists of one Director, the share certificate shall bear the signature of such Director or of any other person or persons authorized thereto by the Board. Every certificate shall bear the Company’s name in printed, stamped or sealed form (if the latter exists in accordance with Article 100.2).

11.3. Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.4. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholder Register in respect of such co-ownership.

11.5. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

11.6. The Company shall not issue bearer share certificates that grant the bearer rights in the shares specified therein.

12.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, shall be entitled to treat the holder of any share in trust as a Shareholder and to issue to him a share certificate, provided that the trustee notify the Company of the identity of the beneficiary, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

13.	Issuance of Shares and other Securities

13.1. The Board may issue shares and other securities of the Company, up to the limit of the Company’s registered share capital. If the Company’s share capital includes a number of classes of shares and securities, shares and securities exceeding the limit of the registered share capital of such class shall not be issued. In such regard, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

13.2. The issuance of shares and other securities, in accordance with Article 13.1, from time to time, shall be under the control of the Board, who shall have the power to allot shares and other securities or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 16 hereof), and either at nominal value or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company any shares, either at nominal value or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

13.3. The Board may determine to issue a series of bonds or other debt securities, as part of its authority to take a loan on behalf of the Company, and within the limits of such authority. The foregoing does not negate the authority of the General Manager or someone authorized by him to take a loan on behalf of the Company, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the Board.

13.4. Subject to applicable Law, the Company is entitled to pay a commission, including underwriting fees, to any person, as determined by the Board. Payments, as stated in this Article 13.4, may be paid in cash or in securities of the Company, or in a combination thereof.

13.5. The Company shall not issue a share, all or part of the consideration of which is not to be paid in cash, unless the consideration for the share was specified in a written document.

14.	Preemptive Rights on Company Share Issuance.

14.1. Until the closing of a Qualified Public Offering each Major Shareholder (each, an “Eligible Shareholder”), shall have the right to purchase its pro rata share of New Securities (as defined in Article 14.2) that the Company may, from time to time, propose to sell and issue. Such pro rata share, for purposes of this preemptive right, is the ratio of (X) the total number of Ordinary Shares which - immediately prior to such issuances of New Securities – are held beneficially or of record by such Eligible Shareholder or issuable upon the conversion of the Preferred Shares then held beneficially or of record by such Eligible Shareholder, to (Y) the total number of Ordinary Shares which - immediately prior to such issuances of New Securities – are held beneficially or of record by all Eligible Shareholders or issuable upon the conversion of the Preferred Shares then held beneficially or of record by all Eligible Shareholders.

14.2. “New Securities” shall mean all Ordinary Shares issued (or deemed, by the express provisions of Article 7.7(d)(iii) above, to be issued) by the Company other than Exempted Securities (as defined in Article 7.7(d)(iii) above).

14.3. In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Eligible Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Eligible Shareholder shall have fourteen (14) days after receipt of such notice to agree to purchase all or any part of its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

14.4. In the event that by the end of the aforesaid fourteen (14) day period specified above, not all of the New Securities have been subscribed for by Eligible Shareholders, the Company shall have ninety (90) days thereafter to sell (or enter into an agreement for the sale of New Securities) all or part of the remaining New Securities respecting which the rights of the Eligible Shareholders were not exercised, at a price not lower and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities within such ninety (90) day period the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Eligible Shareholders and in the manner provided above.

15.	Payment in Installments

If by the terms of issuance of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) entitled thereto.

16.	Calls on Shares

16.1. The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 16.2), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

16.2. Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

16.3. If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

16.4. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

16.5. Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

16.6. A Shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest and expenses, if any, unless otherwise prescribed by the Board.

16.7. Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	Prepayment

With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of his shares. Nothing in this Article 17 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such prepayment.

18.	Forfeiture and Surrender

18.1. If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board, may at any time thereafter, so long as such amount or interest remains unpaid, forfeit all or any of the shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

18.2. Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

18.3. Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

18.4. The Company, by resolution of the Board, may accept the voluntary surrender of any share.

18.5. Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of, as the Board deems appropriate. Any such share not cancelled shall become a dormant share, shall not confer any rights, and shall not be considered part of the Company’s issued and outstanding share capital for purpose of any calculation of a quorum or majority required under these Articles, so long as it is held by the Company.

18.6. Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 16.5 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

18.7. The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 18.

19.	Lien

19.1. Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from the failure to pay for such shares, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends and other distributions from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

19.2. The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

19.3. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

20.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	Redeemable Securities

The Board may not issue redeemable shares.

Transfer of Shares

22.	Transfer of Shares - General

22.1. No sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer (each, a “Transfer”) of shares shall be effective unless the Transfer has been approved by the Board, which consent shall not be unreasonably withheld or delayed, and such Transfer is effected in compliance with the provisions of Articles 23, 24 and 26. Any Transfer of shares shall be conditioned upon an undertaking in writing by the transferee to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company and applicable to such transferred shares, signed by the transferee. The Board may refuse to register a Transfer of shares, inter alia, in the event that such a Transfer is to a competitor of the Company, in the event that such a Transfer would result in the Company having more than fifty (50) shareholders (calculated in accordance with the provisions of Article 2.1 above) or if it constitutes a public offering or public distribution of the Company’s shares. The Board shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles and/or if the transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company and applicable to such transferred shares.

Prior to the registration of a Transfer of shares, the Board may require proof of compliance with the provisions of these Articles in respect of such Transfer. If the Board makes use of its powers under this Article 22 and refuses to register a Transfer of shares, it must provide written notice to the contemplated transferee of such refusal within fourteen (14) days from the date the deed of transfer was furnished to the Company.

Notwithstanding the above, any Transfer of shares by a Shareholder to any of such Shareholder’s Permitted Transferees (as confirmed in writing to the Company by transferor and transferee) shall not require the approval of the Board, provided that any such Permitted Transferee undertakes in writing towards the Company and the Shareholders to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor (in its capacity as Shareholder) and the Company and provided, further, that such Permitted Transferee is not a competitor of the Company and that such a Transfer does not result in the Company having more than fifty (50) shareholders (calculated in accordance with the provisions of Article 2.1 above) or that it constitutes a public offering or public distribution of the Company’s shares.

22.2. No Transfer of shares shall be registered unless the Company receives a deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board or the corporate secretary of the Company), together with the share certificate(s) and such other evidence of title as the Board or the corporate secretary of the Company may reasonably require. Until the transferee has been registered in the Shareholder Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a fee for the registration of a Transfer. A deed of transfer shall be in the following form or in any substantially similar form, including any such form as is acceptable to the transfer agent for the Company’s shares, or in any form otherwise approved by the Board or the corporate secretary of the Company.

 Deed of Transfer

I, _________, (hereinafter: the “Transferor”) of ________________, do hereby transfer, in consideration for ____________, to ______________ (hereinafter: the “Transferee”), ______________share(s) NIS __ nominal value each of PainReform Ltd. (hereinafter: the “Company”) to be held by the Transferee and/or his executors, administrators and assigns, subject to the same terms and conditions under which I held the same at the time of execution hereof; and the Transferee, do hereby agree to take the said share(s) subject to the conditions aforesaid.

In witness whereof we hereby execute this Deed of Transfer, this ___day of ______, 20__.

The Transferor The Transferee

Name:	Name:

Signature:	Signature:

22.3. Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

22.4. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

22.5. A person acquiring a right in shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, to be registered as the Shareholder or to transfer such shares to another person, subject to the provisions of this Article 22.

22.6. The Board may suspend the registration of Transfers during the fourteen (14) day immediately preceding the Annual Meeting (as defined below) of each year.

22.7. Unless otherwise provided elsewhere, the provisions of this Article 22 shall also apply to other shares or other securities issued by the Company, mutatis mutandis.

22.8. Any attempted Transfer of shares or rights in breach of the provisions of Articles 22 through 26 of these Articles shall be null and void.

23.	Rights of First Refusal.

23.1. Any Shareholder proposing to Transfer all or any of his shares in the Company other than to a Permitted Transferee (the “Offeror”) shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company so to do), to offer such shares (the “Offered Shares”) to each Major Shareholder (each, an “Offeree”). The Company shall comply with such request by sending the Offerees a written notice stating the identity of the purchaser, the proposed price and terms of sale of the Offered Shares and the pro rata share of the Offeree (in proportion to the respective holdings of Ordinary Shares of the other Offerees (beneficially or of record), on As As-Converted Basis) with respect to the Offered Shares (the “Offer”). Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within twenty one (21)days after receiving the Offer. Failure to timely accept the Offered Shares, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares.

23.2. If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of shares, provided that no Offeree shall be entitled to acquire under the provisions of this Article 23 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

23.3. If the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) of the Offered Shares, then the accepting Offerees shall not be entitled to acquire any Offered Shares, and the Offeror, at the expiration of the aforementioned twenty one (21) day period, shall be entitled, subject to compliance with the provisions of Articles 22, 24 and 26, to transfer the Offered Shares at a price not lower and on terms no more favorable to the buyer(s) than those stated in the Offer, and provided further that if the Offered Shares are not transferred within ninety (90) days after the expiration of such twenty one (21) -day period, any subsequent sale shall again be subject to the provisions of this Article 23.

23.4. The right of first refusal granted under this Article 23 shall expire immediately prior to consummation of a Qualified Public Offering and shall not apply to Transfers of shares of the Company by Shareholders in the framework of a Deemed Liquidation Event (whether effected in accordance with the provisions of Section 341 of the Companies Law, Article 24 below or otherwise).

24.	Bring Along.

24.1. Until the Qualified Public Offering, and subject to the provisions of Articles 79A and 96 below, in the event that Shareholders holding at least the Preferred Majority (“Sale Approval Threshold” and the “Selling Shareholders”, respectively) accept and/or approve an offer from a potential buyer (the “Buyer”) to effect a Deemed Liquidation Event (as defined below) (“Proposed Transaction”), then such decision shall be binding upon the Company and all of the Shareholders, notwithstanding any no sale restriction, first refusal rights or other rights to which such Shareholders may be entitled or by which they may be bound, and the Shareholders will:

(a) vote all shares of the Company then held or controlled by such Shareholders or over which such Shareholders then hold voting power (in person, by proxy or by action by written consent, as applicable): (A) in favor of or to approve such Proposed Transaction and any matter that could reasonably be expected to facilitate such Proposed Transaction, and (B) against any proposal for any recapitalization, merger, sale of shares or assets or other business combination (other than the Proposed Transaction) between the Company and any person or entity (other than the Buyer) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of the Shareholders under the definitive agreement(s) related to such Proposed Transaction, or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled, or that would otherwise impair the ability of the Company to properly and timely consummate such Proposed Transaction; and

(b) execute the relevant documents (including without limitation any instruments of conveyance and transfer, purchase agreements, merger agreements, escrow agreements, indemnification agreements, etc.) in connection with, and shall otherwise take all actions necessary and reasonable to effect, such Proposed Transaction as requested by the Company and/or the Selling Shareholders.

24.2. If the Proposed Transaction is conditioned upon the sale of all of the shares of the Company to the Buyer (a “Sale of Shares Transaction”), then all Shareholders shall be also required to sell their shares in the Sale of Shares Transaction, free and clear of any liens, claims or encumbrances, on the same terms and conditions as applicable to the Selling Shareholders; provided that the proceeds received in the Sale of Shares Transaction shall be distributed in accordance with the provisions of Article 96 below.

24.3. Notwithstanding the provisions of Section 341 of the Companies Law (“Section 341”), the aforesaid Sale Approval Threshold is hereby determined as the majority threshold applicable also for the purpose of Section 341, such that the provisions of Section 341 concerning shareholders who object to a sale of shares shall apply to shareholders who do not comply with the provisions hereof.

24.4. Notwithstanding the provisions of applicable Law (including, without limitation, Section 341) to the extent permitted, the price, terms and conditions of a Proposed Transaction shall be considered to apply in the same manner as to all Shareholders, if the application of such price, terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such Proposed Transaction as determined pursuant to the provisions of Article 96 below). For the purpose of Section 341, the application of the distribution preference provisions, if any, set forth herein shall not be deemed to mean that Shareholders were offered different treatment or terms in the Proposed Transaction. Moreover, any bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Proposed Transaction by either the Company or the Buyer to any Shareholder separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of shares in the Company, shall not be deemed contrary to the provisions of Section 341 and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341, to be treated unequally compared to any Shareholders receiving such payment.

24.5. In the event that a Shareholder is obligated to sell its shares in accordance with this Article, and such Shareholder fails to surrender its certificate(s) representing such shares or other securities in connection with the consummation of said transaction, such certificate(s) shall be deemed cancelled and such shares in the possession of such Shareholder shall cease to be outstanding for any purpose other than evidencing such Shareholder’s right to receive consideration for its shares in accordance with the terms of the Proposed Transaction. Further, the Company shall be authorized to issue a new certificate representing said shares in the name of the Buyer and the Board shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

24.6. Notwithstanding anything in these Articles or the Law to the contrary, but to the extent permitted by the Law, the approval of a Proposed Transaction shall not be subject to the approval of a separate class vote or interest vote of the holders of the shares of any particular class of shares.

24.7. Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Selling Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Proposed Transaction on behalf of the Company, effective as of the time on which the written consent of the Proposed Shareholders shall have been received by the Company.

24.8. In the event that the Sale Approval Threshold is met, any sale or other Transfer of shares by the Shareholders, other than pursuant to the Proposed Transaction, shall be absolutely prohibited.

24.9. Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board as set forth in this Article 24 are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board has exercised such powers.

24.10. The provisions of this Article 24, to the extent they apply to a Proposed Transaction that is structured as a Sale of Shares Transaction, are in addition to (but may not be acted upon simultaneously with) the provisions of Section 341 and not in substitution of such provisions, and the Proposing Shareholders at their sole discretion may elect whether to act upon the provisions of this Article 24 or of Section 341, in each case, subject to the provisions of Articles 79A and 96 below and without derogating from the provisions of Article 24.3 above. No Shareholder shall be entitled to request the Company, the other Shareholders or any other party to the Proposed Transaction (e.g. the Buyer) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Proposed Transaction.

25.	Reserved.

26.	Right of Co-Sale

26.1. Subject to compliance with the provisions of Article 22 (‘Transfer of Shares – General’) and 23 (‘Right of First Refusal’), if, at any time prior to a Public Offering or a Deemed Liquidation Event, any Shareholder (the “Seller”) desires to Transfer any shares of the Company held by it pursuant to the terms of a bona fide offer received from any party (the “Buyer”) or otherwise, then each Major Shareholder (other than the Seller, to the extent it is a Major Shareholder) (the “Co-Sale Offerees”) shall have the right within the notice period set forth in Articles 23 above, to require, in lieu of exercising its right of first refusal set forth in Article 23 above, as a condition to such Transfer described therein, that the Buyer shall purchase from such Co-Sale Offerees (any Co-Sale Offeree who exercises such right is referred to herein as a “Participant”) at the same price per share and on the same terms and conditions as involved in such Transfer by the Seller, that number of the shares of the Company (or a portion thereof) expressed by multiplying (i) that number of shares of the Company (regardless of whether the shares consist of Preferred Shares or Ordinary Shares, and calculated on an As Converted Basis) proposed to be acquired by the Buyer (the “Transaction Shares”) by (ii) a fraction, the numerator of which is the number of shares of the Company then held by such Participant, on an As Converted Basis, and the denominator of which is the sum of (A) the aggregate number of shares of the Company then held by all Participants, on an As Converted Basis, and (B) the aggregate number of shares of the Company then held by the Seller, on an As Converted Basis, prior to such Transfer (such portion with respect to each such Participant shall be referred to as the “Participant’s Co-Sale Pro Rata Portion”).

26.2. In the event that one or more of the Participants shall elect to participate in such Transfer, each such Participant shall communicate in writing such election to the Seller (with a copy to the Company) within the aforesaid period of time, and, if the Transfer to the Buyer is consummated, such Participant shall be entitled to Transfer to the Buyer as part thereof, and no Transfer of any shares of the Company by the Seller shall be completed unless simultaneously with such Transfer the Buyer purchases, the Participant’s Co-Sale Pro Rata Portion of the Transaction Shares (and if more than one Participant so notified the Seller, all such portions of the Transaction Shares), at the same price per share and on the same terms and conditions as set forth in the notice provided to the C-Sale Offerees (the “Co-Sale Offer”). If a Participant did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be refusing to participate in such Transfer.

26.3. If none of the Participants elected to participate in such Transfer, or if some of them did elect to so participate, then the Seller shall be entitled to sell or Transfer all, or the appropriate pro rata portion (together with the participating Participants’ Co-Sale Pro Rata Portions), as applicable, of the Transaction Shares, to the Buyer at any time within ninety (90) day period set forth in Article 23.3. Any such Transfer shall be at not less favorable terms and conditions to the Seller than those specified in the Co-Sale Offer. Any of the Seller’s shares in the Company not sold within such ninety (90)-day period shall continue to be subject to the requirements of this Article 26.

26.4. The rights of co-sale under this Article 26 shall not apply to a Transfer of any shares or other securities of the Company by the Seller to its Permitted Transferee.

26.5. For the avoidance of doubt, the right of the Participants hereunder does not in any way or manner limit their right under Article 23 and each of the Participants shall have the right to exercise its rights under Article 23 or under this Article 26 in its sole discretion.

General Meetings

27.	The Authority of the General Meeting

27.1. The following matters shall require the approval of the General Meeting:

(a) Amendment of the Articles.

(b) The exercise by the General Meeting of the authority of the Board, subject to the provisions of the Companies Law, if it is resolved by the General Meeting that the Board is incapable of exercising its authority, and that the exercise of such authority is essential to the orderly management of the Company.

(c) The appointment or reappointment of the Company’s Auditor (however, the terms of such appointment, including, inter alia, the consideration payable therefor, shall be determined by the Board who shall report same to the Annual Meeting), and the termination or non-renewal of his service.

(d) To the extent required by the provisions of the Companies Law, the approval of actions and transactions with interested parties and the approval of an action or a transaction of an Office Holder (as defined in Article 91 below) which might constitute a breach of the duty of loyalty.

(e) Changes in the share capital of the Company, as set forth in Articles 8 and 9 hereof.

(f) A merger of the Company, as defined in the Companies Law.

(g) A liquidation of the Company.

(h) Entry into a Proposed Transaction in the event set forth in Article 24 below.

(i) Any other matters which the Companies Law requires to be dealt with at the General Meeting of the Company, or any matters that were given to the General Meeting in these Articles.

27.2. The General Meeting shall not transfer to another organ of the Company any of its authorities detailed in Article 27.1 above.

27.3. The General Meeting, by a resolution adopted by an Ordinary Majority, may assume the authority which is given to another organ of the Company; provided however, that such taking of authorities shall be with regard to a specific issue or for a specific period of time, all as stated in the resolution of the General Meeting regarding such taking of authorities.

28.	Annual Meeting

28.1. An annual General Meeting may be held by the Company, and, at the request of any Shareholder or Director or if necessary for the appointment of an independent Auditor, shall be held, once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding annual General Meeting and at such place either within or outside the State of Israel as may be determined by the Board. These General Meetings shall be referred to as “Annual Meetings.”

28.2. In the event an Annual Meeting was not held by the Company, the Company shall send to each Shareholder of the Company registered in the Shareholder Register, prior to the date on which the Annual Meeting would have been held and not more than once in every fiscal year, the financial statements of the Company.

28.3. The agenda of an Annual Meeting shall include a discussion of the following issues:

(a) The financial statements of the Company, as of the end of the fiscal year preceding the year of the Annual Meeting, and the report of the Board with respect thereto and

(b) The report of the Board with respect to the fee paid to the Company’s Auditor.

28.4. The agenda at an Annual Meeting may include the following issues, in addition to those referred to in Article 28.3:

(a) The appointment of an Auditor or the renewal of his office; and

(b) Any other issue, which was detailed in the agenda for the Annual Meeting.

28.5. Subject to the Companies Law and unless otherwise resolved by the Board or undertaken by the Company, the Company shall not be required to send copies of its financial statements to the Shareholders prior to the Annual General Meeting.

29.	Special Meetings

29.1. All General Meetings other than Annual Meetings shall be referred to as “Special Meetings.” A Special Meeting shall discuss and decide in all matters for which the Special Meeting was convened.

29.2. The Board may, whenever it deems appropriate, convene a Special Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board, and shall be obliged to do so upon the demand of one of the following:

(a) Any Director; or

(b) Any one or more Shareholders, holding alone or together at least ten percent (10%) of the issued share capital of the Company and at least one percent (1%) of the voting rights in the Company or one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company.

29.3. The Board, upon demand to convene a Special Meeting in accordance with Article 29.2 above, shall announce the convening of the General Meeting within twenty one (21) days from the receipt of a demand in that respect.

29.4. If the Board does not convene a Special Meeting as aforesaid, the person requisitioning the meeting, and where Shareholders are involved - also some of them, who have more than half the voting rights in the Company, may convene the meeting themselves, provided that it is not held more than three months after the date the requisition was made, and it shall be convened, insofar as possible, in the same way in which meetings are convened by the Board. Where a general meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the person requisitioning it.

30.	Class Meetings

The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (hereinafter: “Class Meetings”), subject to the provisions of Article 34 below concerning specific special quorum requirements at Class Meetings.

31.	Notice of General Meetings

31.1. Unless a shorter period is permitted by Law, a notice of a General Meeting shall be sent to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting, at least seven (7) days prior to the date fixed for the General Meeting (such 7 days not to include the day on which the notice is deemed received by a Shareholder in accordance with Article 101 below, but may include the day fixed for the General Meeting); provided however that such notice shall not be sent more than forty five (45) days from the date fixed for the General Meeting. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting and a concise description of the items for discussion; provided however, that: (i) in the event that the agenda includes a proposal to amend the Articles, the notice shall include the text of the proposed amendment(s); and (ii) with respect to a notice of an Annual Meeting, then, notwithstanding the provisions of Section 173(e) of the Companies Law, a copy of the annual financial statements of the Company which are to be discussed in such an Annual Meeting shall be delivered, together with the notice of such Annual Meeting, to any Shareholder entitled to vote at such Annual Meeting. Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

31.2. The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

31.3. Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not cause the cancellation of a resolution adopted at that meeting, or the cancellation of acts based on such notice.

32.	The Agenda of General Meetings

32.1. The agenda of General Meetings shall be determined by the Board and shall also include issues for which a Special Meeting is being convened in accordance with Article 29 above, or as may be required upon the request of Shareholders in accordance with the provisions of the Companies Law.

32.2. The General Meeting shall only adopt resolutions on issues, which are on its agenda.

32.3. The General Meeting is entitled to accept or reject a proposed resolution, which is on the agenda of the General Meeting. Subject to applicable Law, the General Meeting may adopt a resolution, which is different from the description thereof included in the notice of the General Meeting, provided that such resolution is not materially different from the proposed resolution.

33.	Entitlement to participate in a General Meeting and to vote thereat

33.1. Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall be the Shareholders on the date of the General Meeting.

33.2. An objection to the right of a Shareholder to participate in and vote at a General Meeting must be raised at such meeting and any vote not disqualified thereat shall be deemed valid for any purpose. The Chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the participation and vote of a Shareholder and his decision shall be final.

34.	Quorum

34.1. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present when the meeting proceeds to business.

34.2. Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders (not in default in payment of any sum referred to in Article 16 hereof), present in person or by proxy (“Present Shareholders”), and who hold or represent in the aggregate at least fifty percent (50%) of the voting power of the Company (on an As-Converted Basis), shall constitute a lawful quorum at General Meetings. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders he is representing.

34.3. If within half an hour from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the fourth Business Day thereafter (including the day of original General Meeting), at the same time and place, or to such later day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment and notice of such adjourned meeting shall be delivered by email in accordance with Article 36 below. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. The provisions of Section 79 of the Companies Law shall apply to such adjourned meeting.

35.	Chairman

The Chairman of the Board shall preside as Chairman at every General Meeting. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number or any other person to be Chairman. The position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

36.	Adjourned Meeting

A General Meeting at which a lawful quorum is present (hereinafter: the “Original General Meeting”), may resolve by an Ordinary Majority to adjourn the General Meeting, from time to time, to another time and/or place (hereinafter: an “Adjourned Meeting”). In any event of an Adjourned Meeting, the Company will, as soon as practicable following the respective Original General Meeting (but in any event by the end of the next Business Day thereafter), send an email to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting notifying such Shareholder of the Adjourned Meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Article 101 below to the contrary, only by means of an email to the Address (as defined therein) of such Shareholder. With the exception of the aforesaid, a Shareholder shall not be entitled to receive a notice of an Adjourned Meeting or of the issues which are to be discussed in the Adjourned Meeting. The Adjourned Meeting shall only discuss issues that could have been discussed at the Original General Meeting, and with respect to which no resolution was adopted.

37.	Adoption of Resolutions at General Meetings

37.1. All resolutions of the General Meeting shall be adopted by an Ordinary Majority, except for any matters with respect to which a greater or different majority is required by these Articles or by the Companies Law.

37.2. Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

37.3. A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

38.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telegram, telex, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

39.	Conducting a General Meeting Through Means of Communication

The Company may conduct a General Meeting telephonically or through the use of any other means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting.

40.	Voting Power

Subject to the provisions of Article 41.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record (calculated on an As Converted Basis), on every resolution, without regard to whether the vote thereon is conducted in person, by proxy, by a show of hands, by written ballot or by any other means.

41.	Voting Rights

41.1. No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, unless the shares’ issue conditions otherwise provide.

41.2. A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

41.3. Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 41.2) or by proxy (subject to Article 45 below).

41.4. If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

42.	Preferred Shares Voting Rights.

Without derogating from or limiting the provisions of Article 40, and in addition and without limitation to the general voting rights of the Preferred Shares or as otherwise required by law, each holder of Preferred Shares shall be entitled to vote, together with the holders of the Ordinary Shares as one class, on all matters submitted to a vote of the Shareholders of the Company, and shall be entitled to the number of votes equal to the number of shares of Ordinary Shares that would be issuable to such holder if all Preferred Shares held by such holder were converted into the number of shares of Ordinary Shares issuable pursuant to Article 7 hereof immediately prior to the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of shareholders is first executed.

42A.	Major Decisions (Veto Rights)

Anything to the contrary in these Articles notwithstanding, until the Qualified IPO and in addition to any action or resolution required by applicable law, so long as any Series A Preferred Share are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding Series A Preferred Shares held by the OHT/DP Group Investors (as defined in the November 2008 SPA) and the holders of a majority of the outstanding Series A Preferred Shares held by the Medica Group Investors (as defined in the November 2008 SPA), amend, alter, modify, repeal or terminate, any provision of the Articles of Association of the Company in a manner adversely affecting the express preferences, rights, powers or privileges of the Series A Preferred Shares set forth in Articles 7 or 96 of these Articles (it is clarified that in no event shall the authorization or the issuance of additional shares or other securities of the Company having rights, preferences or privileges superior to or in parity with the preferences, rights, powers or privileges of the Series A Preferred Shares be deemed, for purposes of this Article 42A(i) to be adversely affecting the express preferences, rights, powers or privileges of the Series A Preferred Shares ).

43.	Personal Interest in Resolution

43.1. A Shareholder seeking to vote with respect to a resolution which requires that the majority for its adoption include at least a certain percentage of the votes of all those not having a personal interest (as defined in the Companies Law) in the resolution, shall notify the Company prior to the date of the General Meeting, whether or not he has a personal interest in the resolution, as a condition for his right to vote and be counted with respect to such resolution.

43.2. A Shareholder voting on a resolution, as aforesaid, by means of a deed of authorization of a proxy, may include his notice with respect to his personal interest on the deed of authorization.

44.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

45.	Voting by Means of a Proxy

45.1. A Shareholder registered in the Shareholder Register is entitled to appoint by deed of authorization a proxy (who is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company.

45.2. In the event that the deed of authorization is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 45 shall also apply to a Shareholder that is a company, appointing a person to participate and vote in a General Meeting in its stead.

46.	A Deed of Authorization

46.1. The deed of authorization of a proxy shall be in writing and shall be substantially in the form specified below, or in any usual or common form or in such other form as may be approved by the Board or the corporate secretary of the Company. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company.

Deed of Authorization

To: PainReform Ltd. (the “Company”)

Attn: Corporate Secretary

I _____________________ of __________________________________

(Name of Shareholder) (I.D. of Shareholder)

being a registered holder of __________ (*) Ordinary Shares having a nominal value of NIS __ each, of the Company, hereby appoint

________________________ I.D. no. ____________________________ and/or

(Name of Proxy) (I.D. of Proxy) (**)

________________________ I.D. no. ____________________________

(Name of Proxy) (I.D. of Proxy)

as my proxy to participate and vote for me and in my stead and on my behalf at [mark one]:

☐	The General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.

I direct that my vote(s) be cast on the resolutions as indicated by a ✓ in the appropriate space.

Resolutions	For	Against	Abstain
(***)	☐	☐	☐

On the receipt of this form duly signed but without any specific direction on a particular matter, my proxy will vote or abstain at his/her discretion.

[Optional – mark one:]

☐	I hereby notify the Company that I do not have a personal interest in any of the resolutions to be voted on in the meeting.

☐	I hereby notify the Company that I have a personal interest in resolutions no. ____________ to be voted on in the meeting.

☐	At any General Meeting of the Company, until I shall otherwise notify you.

Signed this ______ day of ____________, 20__.

(Signature of Appointer)

(*) A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company’s shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**) Where the proxy does not have an Israeli identity document, the passport number and the country, which issued the passport, may be stated.

(***) Fill in the resolutions set forth in the agenda of the meeting and mark your vote with respect to each resolution.

46.2. The Company shall only accept an original proxy appointment instrument or a copy thereof.

46.3. The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its registered office or at such place as the Board may specify) before the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

47.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to a deed of authorization of a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

48.	Disqualification of Deeds of Authorization

Subject to the provisions of applicable Law, the corporate secretary of the Company may, in his discretion, disqualify a deed of authorization and so notify the Shareholder who submitted the deed of authorization in the following cases:

48.1. If there is a reasonable suspicion that it is forged or falsified;

48.2. If it is not duly executed or completed;

48.3. If there is a reasonable suspicion that it is given with respect to shares for which one or more deeds of authorization have been given and not withdrawn; or

48.4. If more than one choice is marked for the same resolution; or

48.5. With respect to resolutions, which require that the majority for their adoption include a certain percentage of those not having a personal interest in the approval of the resolution, where it was not marked, or otherwise notified to the Company, whether or not the relevant Shareholder has a personal interest.

49.	Board Recommendation

The Board may, in its sole discretion, send to the Shareholders a recommendation in order to persuade them with respect to any matter, which is on the agenda of the General Meeting. Such recommendation shall be delivered at the expense of the Company.

50. Notwithstanding Section 20(c) of the Companies Law, other than as specifically provided in Articles 9 and 9A, no right to a class vote shall be accorded to, and no requirement shall exist for the class consent of the holders of Ordinary Shares or Preferred Shares (or any series thereof, when more than one series thereof exist) with respect to any action or resolution of the Company, to the extent permitted by the Companies Law.

Board Of Directors

51.	The Authority of the Board

51.1. The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

51.2. The Board may exercise any authority of the Company that is not, by the Companies Law or by these Articles, required to be exercised by another organ of the Company.

51.3. Without derogating from the generality of Articles 51.1 and 51.2 above, the Board’s authority shall include the following:

(a) The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital.

(b) The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate.

(c) Subject to the provisions of any Law, the Board may, from time to time, authorize any person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

(d) The Board shall have exclusive authority to discuss and act upon each of the following matters related to the business of the Company:

(i)	The process for identification and evaluation of product candidates;

(ii)	Selection of product candidates for in-licensing;

(iii)	Approval of development programs and budgets for in-licensed products;

(iv)	Go/No-Go decisions upon achievement of milestones for products in development; and

(v)	Corporate strategy especially as it relates to selling of product assets versus marketing them within a Company franchise.

52.	Convening Meetings of the Board

52.1. The Chairman of the Board, and in the event that a Chairman has not been appointed, any Director, may convene a meeting of the Board at any time; provided that a meeting of the Board be convened at least once during every calendar quarter.

52.2. The Chairman of the Board shall convene a meeting of the Board at any time or in any event that such meeting is required by the provisions of the Companies Law, including:

(a) The Chairman of the Board shall convene the Board on a specified matter on the demand of a Director.

(b) The Chairman of the Board shall act without delay to call a meeting of the Board within 10 days of being notified by a Director of the Company that he has learned of a matter of the Company in which a breach of the Law or impairment to proper business procedure has prima facie been discovered or of the date on which the Company’s Auditor reports to him that he has learned of material deficiencies in the audit of the Company’s accounts.

(c) If a notice or report of the General Manager obliges action by the Board, the Chairman of the Board shall, without delay and within ten (10) days of the notice or report, call a meeting of the Board.

53.	Notice of a Meeting of the Board

53.1. Any notice with respect to meeting of the Board may be given to all Directors incumbent at the time the notice is sent, orally or in writing, so long as the notice is given at least forty eight (48) hours prior to the date fixed for the meeting, unless all members of the Board or their Alternate Directors (as defined in Article 63.1) or their Representatives (as defined in Article 63.3) agree on a shorter time period. Such notice shall be delivered personally, by mail, or transmitted via facsimile or e-mail or through another means of communication, to the address, facsimile number or to the e-mail address or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance.

53.2. A notice with respect to a meeting of the Board shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, requests to be included in the notice with respect to the meeting.

54.	The Agenda of Board Meetings

The agenda of any meeting of the Board shall be as determined by the Chairman of the Board, and if there is no Chairman, by a resolution of the director convening the meeting, and shall include the following matters:

54.1. Matters for which the meeting is required to be convened in accordance with the Companies Law;

54.2. Any matter requested by a Director or by the General Manager to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

54.3. Any other matter determined by the Chairman of the Board, or if there is no Chairman, by the Director convening the meeting.

55.	Quorum

55.1. Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting.

55.2. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second Business Day at the same time and place, or to such later day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. In any event of a meeting adjourned as aforesaid, the Company will, as soon as practicable following the respective original meeting (but in any event within twenty four (24) hours thereafter), notify all then incumbent Directors of the adjourned meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Article 101 below to the contrary, by means of an email to the Address (as defined therein) of such Director. With the exception of the aforesaid, a Director shall not be entitled to receive a notice of an adjourned meeting or of the issues which are to be discussed in the adjourned meeting. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two Directors present shall constitute a lawful quorum.

56.	Conducting a Meeting Through Means of Communication

The Board may conduct a meeting of the Board telephonically or through the use of any other means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

57.	Voting in the Board

Unless otherwise provided by these Articles, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon. Each Director shall have a single vote; provided however, that until occurrence of the Triggering Event, if occurs, such majority must also include at least one of the Existing Shareholders Directors and one of the Medica Directors.

58.	Adoption of Resolutions Without Convening

The Board may adopt resolutions without actual physical convening with the written consent (given by letter, facsimile, e-mail or otherwise) of all the Directors then in office and lawfully entitled (as conclusively determined by the Chairman of the Board) to participate and to vote thereon. Subject to compliance with the provisions of Article 51, matters presented in accordance with this Article 58 shall be decided upon by a majority of the votes of such Directors. Resolutions adopted pursuant to this Article 58 shall be deemed to have been duly adopted by a meeting of the Board duly convened and held. Minutes of such resolutions shall be approved and signed by the Chairman of the Board.

59.	Written Resolution

A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by letter, telegram, telex, facsimile, e-mail or otherwise), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

60.	The Number of Directors

The Board shall consist of up to six (6) Directors.

61.	Directors Generally

61.1. Subject to the provisions of the Companies Law, a Director may hold another position in the Company.

61.2. A company or other corporate entity may serve as a Director in the Company, subject to the provisions of Article 63 below.

62.	The Election of Directors

62.1. The Directors of the Company (and of any subsidiaries of the Company) shall not be elected by the General Meeting of the Shareholders, but instead shall be appointed as follows:

(a) Shareholders holding a majority of the voting power represented by the then issued and outstanding shares of the Company held by Ofer Hi-Tech and the D-Partners Group shall have the right to appoint two (2) Directors, so long as such Shareholders hold, together, at least 20% of the voting power represented by the then issued and outstanding shares of the Company (one of whom shall be designated by the D-Partners Group so long as it holds at least 7% of the voting power represented by the then issued and outstanding shares of the Company); provided that as of such time on which the Shareholders holding a majority of the voting power represented by the then issued and outstanding shares of the Company held by the Ofer Hi-Tech and the D-Partners Group hold, together, less than 20% (but not less than 10%) of the voting power represented by the then issued and outstanding shares of the Company, Shareholders holding a majority of the voting power represented by the then issued and outstanding shares of the Company held by Ofer Hi-Tech and the D-Partners Group shall have the right to appoint only one (1) Director (the director(s) appointed pursuant to this Article 62.1(a) – the “Existing Shareholders Directors”);

(b) The Medica Group shall have the right to appoint two (2) Directors, so long as it holds at least 20% of the voting power represented by the then issued and outstanding shares of the Company; provided that as of such time on which the Medica Group holds less than 20% (but not less than 10%) of the voting power represented by the then issued and outstanding shares of the Company, Medica Group shall have the right to appoint only one (1) Director (director(s) appointed pursuant to this Article 62.1(b) – the “Medica Directors”);

(c) Two (2) Directors shall be external non-executive industry experts who shall be appointed by the majority of the other Directors appointed in accordance with Articles 62.1(a) and 62.1(b); and

(d) Only in the event that the Triggering Event occurs, then thereafter the Shareholders holding a majority of the voting power represented by the then issued and outstanding shares of the Company held by the Participating Investors Group shall have the right to appoint one (1) Director, so long as the Participating Investors Group holds, together, at least 20% of the voting power represented by the then issued and outstanding shares of the Company.

62.2. Any vacancy on the Board shall be filled by the party or parties who had appointed such director.

62.3. Any appointment, dismissal or replacement of any Director, shall be made by written notice given to the Company by the appointing parties.

62.4. All voting power held by Shareholders entitled to appoint Directors under any of sub-Articles 62.1(a) through (d) above, shall be taken into account in determining whether or not such Shareholders shall have met the voting power threshold set forth in such sub-Article for the exercise of such rights, regardless of whether or not such voting power shall have been taken into account in determining the right of any of such Shareholders to appoint a Director under any of the other sub-Articles 62.1(a) through (d) above.

63.	Alternate Directors and Representative of a Director that is a Company

63.1. Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (in these Articles, an “Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

63.2. Anyone who is not qualified to be appointed as a Director and/or anyone serving as a Director or as an existing Alternate Director may not be appointed and may not serve as an Alternate Director.

63.3. A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead (hereinafter: “Director’s Representatives”). Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

63.4. Reserved.

63.5. Each of an Alternate Director and a Director’s Representative shall have all the authority of the Director who appointed him (except that neither an Alternate Director nor a director’s Representative may appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

63.6. The office of an Alternate Director or a Director’s Representative shall be vacated under the circumstances, mutatis mutandis, set forth in Article 64, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director or Director’s Representative ceases to be a Director.

64.	Termination of the Term of a Director

The term of a Director shall terminate in any of the following cases:

64.1. If he resigned from his office by way of a signed letter, filed with the corporate secretary at the Company’s office;

64.2. If he is declared bankrupt;

64.3. If he is declared by an appropriate court to be incapacitated;

64.4. Upon his death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

64.5. If he is removed from his office by way of a written notice to the Company of the termination of his appointment by the persons or entities that appointed him;

64.6. If he is convicted of a crime requiring his termination pursuant the Companies Law; or

64.7. If his term of office is terminated by the Board pursuant to the provisions of the Companies Law.

65.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter in accordance with these Articles and applicable law.

66.	Compensation of Directors

66.1. Directors who do not hold other positions in the Company shall not receive any compensation from the Company, unless such compensation and its amount are approved by the Compensation Committee and by the General Meeting, or if such committee does not exist then by the Board and by the General Meeting, subject to applicable Law.

66.2. The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board. The Company shall reimburse all reasonable out-of-pocket expenses (including air travel) incurred by the directors for attending the Board and committees meetings and performing their duties as directors.

67.	Personal Interest of a Director

Subject to compliance with the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

68.	Committees of the Board of Directors

68.1. Subject to the provisions of the Companies Law and these Articles, the Board may delegate its authorities or any part of them to committees as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board. The Board may adopt a charter, or guidelines, for any such committee and amend the same from time to time. Each such committee shall consist of at least one of the Existing Shareholders Directors (if any such Director is then incumbent) and one of the Medica Directors (if any such Director is then incumbent).

68.2. Without limiting the generality of the aforesaid, the Board of Directors will appoint a committee to guide and direct the Company’s product development program (including budgets and timelines) within the context of the strategy outlined by the Board. This committee will report to the Board of Directors, which shall retain all of its authorities with respect to such matters. The committee will be chaired by a Medica Director, and will include four additional members as follows: (i) the Chief Executive Officer of the Company, (ii) Mr. Stephen A. Cooper, (iii) one representative appointed by the Shareholders holding a majority of the voting power represented by the shares of the Company then held by the Ofer Hi-Tech Group and the D-Partners Group, and (iv) a development consultant (until the Company has hired a fulltime development manager) to be selected by the Shareholders included within the Medica Group and approved by the Company. Anything herein to the contrary notwithstanding, none of the powers and authorities of the Board of Directors nor any other executive authority shall vest in the aforesaid committee, and such a committee shall only be entitled to recommend to the Board of Directors to take certain actions on the matters specified above, which recommendations may or may not be approved (and actions may or may not be taken) by the Board of Directors in its sole and absolute discretion (to the extent permitted by applicable law).

68.3. The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the committee, as stated, shall be at least a majority of the members of the committee, unless otherwise required by Law.

69.	Chairman of the Board

69.1. The Board may from time to time choose one of its members to serve as the Chairman of the Board, remove such Chairman from office and choose another in its place.

69.2. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Board shall appoint one of the Directors present to preside at the meeting.

69.3. The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

69.4. In the event of deadlock vote, the Chairman of the Board shall not have an additional or casting vote.

69.5. The Chairman of the Board, or if there is only one Director in the Board, such Director, is entitled, at all times, at his initiative or pursuant to a resolution of the Board, to require reports from the General Manager in matters pertaining to the business affairs of the Company.

70.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board, or of a committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

Officers; Auditor

71.	The General Manager

The Board may appoint a General Manager, and may appoint more than one General Manager. The General Manager may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place.

72.	The Authority of the General Manager

72.1. The General Manager is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

72.2. The General Manager shall have all managerial and operational authorities, which were not conferred by Law or pursuant to these Articles to any other organ of the Company, and he shall be under the supervision of the Board.

72.3. In the event the Board appoints more than one General Manager, the Board may determine the respective positions and functions of the General Managers and allocate their authorities, as the Board may deem appropriate.

72.4. The Board may assume the authority granted to the General Manager, either with respect to a certain issue or for a certain period of time.

72.5. The Board may instruct the General Manager how to act in a particular matter; if the General Manager does not obey the instruction, the Board may exercise the power required to implement the instruction in his stead.

72.6. In the event that the General Manager is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

72.7. The General Manager, with the approval of the Board, may delegate to his subordinates any of his authorities.

72.8. Subject to the provisions of the Companies Law, the Board may delegate to the General Manager powers which the Board has pursuant to these Articles, as it deems fit, and it may delegate these powers, or any of them, for such period and objects, on such conditions and with such restrictions as it deems fit. The Board may alter or cancel any delegation of powers as aforesaid.

72.9. In the event that the Company did not appoint a General Manager, the Board shall have all the authorities of the General Manager as detailed in this Article 72.

73.	The General Manager’s reporting duties

73.1. The General Manager must notify the Chairman of the Board of any exceptional matter, which is material to the Company, or of any material deviation of the Company from the policy prescribed by the Board. If the Company does not have a Chairman of the Board, for any reason, the General Manager shall notify all the Board members as aforesaid.

73.2. The General Manager shall submit reports to the Board on the matters, at the times and on the scale prescribed by the Board.

73.3. The General Manager shall report to the Chairman of the Board, on his demand, on matters relating to the Company’s business and the proper management thereof.

74.	Corporate Secretary

74.1. The Board may appoint a corporate secretary for the Company, on such terms as it deems fit, and may appoint a deputy secretary and determine their duties and powers.

74.2. If a corporate secretary is not appointed for the Company, the General Manager, or someone authorized by him for such purpose and in the absence of a General Manager someone authorized for such purpose by the Board, shall perform the duties prescribed for the corporate secretary pursuant to the Law, these Articles and the Board’s resolution.

74.3. The Company’s corporate secretary shall be responsible for all the documents kept at the Company’s registered office and shall keep the registers to be kept by the Company pursuant to the Law.

75.	Other Officers of the Company

The Board may appoint, in addition to the General Manager, other officers, define their positions and authorities, and set their compensation and terms of employment. The Board may authorize the General Manager to exercise any or all of its authorities stated in this Article.

76.	The Auditor

76.1. The Shareholders at the Annual Meeting shall appoint an Auditor for a period until the completion of the performance of one audit, or for a longer period not to extend beyond the completion of the performance of three audits. Where the Auditor is appointed for such a period, the Annual Meeting shall not discuss the appointment of an Auditor during the said period, unless a resolution is passed to terminate his office. Subject to the provisions of the Companies Law, the General Meeting is entitled at any time to terminate the service of the Auditor.

76.2. The Board shall fix the compensation of the Auditor of the Company for his auditing activities, and shall also fix the compensation of the Auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

Distributions

77.	Permitted Distribution

The Company may effect a distribution to its Shareholders to the extent permitted by the Companies Law.

78.	Right to Dividend or Bonus Shares

78.1. A Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Company in accordance with Article 79 below, consistent with the rights attached to the shares held by such Shareholder.

78.2. Subject to the provisions of Article 16.6 above, the Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Shareholder Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

78.3. In the event the Company pays a dividend or distributes bonus shares, then, in each such case, the holders of Preferred Shares shall be entitled to receive such distribution, pari passu with the Ordinary Shares, subject to compliance with the provisions of Article 79A. In any such event, the amount of dividends each Preferred Share shall be entitled to receive shall be calculated on the basis of the number of Ordinary Shares into which such Preferred Share could then be converted.

79.	Resolution of the Company with Respect to a Dividend or Bonus Shares

Subject to compliance with the provisions of Article 78.3, the resolution of the Company with respect to the distribution of a dividend or bonus shares shall be adopted by the Board.

79A.	Dividend Preference

Prior to a Qualified Public Offering, upon any declaration and distribution of dividend by the Company (in cash, cash equivalents, or, if applicable, securities, except for share dividend distributed pro-rata on An As-Converted Basis with respect to all Company’s shares), or a repurchase by the Company of its shares (except for repurchase of shares from directors or employees of, or consultants or service providers to, the Company or its subsidiaries (if any) pursuant to an employee share option plan, arrangement or agreement approved by the Board and any repurchase pursuant to the Series A SPA) (each, a “Distribution”), the distributable assets and proceeds pursuant to such event shall be distributed to the Shareholder in accordance with the provisions of Article 96 below.

80.	Specific Dividend

A dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, the fair value of which shall be determined by the Board.

81.	Deductions from Dividends

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other debt permitted to be setoff in accordance with applicable Law.

82.	Retention of Dividends

82.1. The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

82.2. The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share in respect of which any person is, under Article 22.5, entitled to become a Shareholder, or which any person is, under said Article, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

83.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share, less the tax required pursuant to the Law, may be paid by check sent by registered mail to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

84.	An Unclaimed Dividend

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

85.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus shares or other moneys payable or property distributable in respect of such share.

86.	Funds

The Board may, in its discretion, make provisions to special funds of any amount from the Company’s profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

87.	Manner of Capitalization of Profits and the Distribution of Bonus Shares

Upon the recommendation of the Board approved by a resolution of the General Meeting adopted by an Ordinary Majority, subject to compliance with the provisions of Article 78.3, the Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at nominal value or at such premium as the resolution may provide, any unissued shares or debentures or other securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or other securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

88.	Settlement by the Board

The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares, distributions referred to in Article 80 hereof or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 1.00 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people, who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

89.	Allotment for a consideration lower than the nominal value

Where the Company resolves to allot shares, which have a nominal value for a consideration lower than their nominal value, including bonus shares, it must convert into share capital part of its profits, from premium on shares or from any other source included in its equity, which are mentioned in its last financial statements, in an amount equal to the difference between the nominal value and the consideration. Notwithstanding the foregoing, the Company may, with the court’s approval, allot shares for a consideration lower than their nominal value.

90.	Acquisition of Shares

90.1. The Company is entitled to acquire or to finance an acquisition, directly or indirectly, of shares of the Company or other securities convertible or exercisable into shares of the Company, including incurring an obligation to take any of these actions, subject to the provisions of the Companies Law. In the event that the Company so acquired any of its shares, any such share that was not cancelled by the Company, shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

90.2. A subsidiary or another company controlled by the Company is entitled to acquire or finance an acquisition, directly or indirectly, of shares of the Company or other securities convertible or exercisable into shares of the Company, or incur an obligation with respect thereto, to the same extent that the Company may make a distribution, subject to the terms of, and in accordance with the Companies Law. In the event a subsidiary or such controlled company so acquired any of the Company’s shares, any such share shall not confer any voting rights, so long as it is held by such subsidiary or controlled company.

Insurance, Indemnification And Release Of Office Holders

91.	Office Holder

For purposes of Articles 92, 93 and 94 below, the term “Office Holder” shall have the meaning ascribed to such term in the Companies Law.

92.	Insurance of Office Holders

The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him as a result of an act done by him in his capacity as an Office Holder of the Company, in any of the following:

92.1. a breach of his duty of care to the Company or to another person;

92.2. a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not harm the Company;

92.3. a financial liability imposed on him in favor of another person.

93.	Indemnification of Office Holders

93.1. The Company may, to the extent permitted by the Companies Law, indemnify an Office Holder of the Company for liability or expense he incurs as a result of an act done by him in his capacity as an Office Holder of the Company, as follows:

(a) any financial obligation imposed on such Office Holders in favor of another person (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action) by a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“action”) taken or made by such Office Holders in their capacity as directors and/or officers of the Company, including without limitation, but subject to Section 93.2 below, any amount reasonably incurred or suffered by such Office Holders in connection with such an action; or

(b) all reasonable litigation expenses, including attorneys’ fees, actually expended by such Office Holders or charged to such Office Holders by a court, in a proceeding instituted against such Office Holders by the Company or on its behalf or by another person, or in any criminal proceedings in which such Office Holders are acquitted, or in any criminal proceedings in which such Office Holders are convicted of a crime which does not require proof of mens rea (criminal thought), all in respect of actions taken by such Office Holders in their capacity as directors and/or officers of the Company; or

(c) all reasonable litigation expenses, including attorneys’ fees, actually incurred by such Office Holders in connection with an investigation or proceeding held against such Office Holders by a competent governmental authority, which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law-1999) and without the Imposition on such Office Holders of a Monetary Obligation in Lieu of a Criminal Prosecution (as such term is defined in the Companies Law-1999), or which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law-1999) and with the Imposition on such Office Holders of a Monetary Obligation in Lieu of a Criminal Prosecution (as such term is defined in the Companies Law-1999) of a crime which does not require proof of mens rea (criminal thought).

93.2. The Company may indemnify an Office Holder of the Company pursuant to this Article 93 retrospectively, and may also undertake in advance to indemnify an Office Holder of the Company (i) for those liabilities and expenses described in Sub-Article 93.1, provided the undertaking is limited to events that in the opinion of the Board are foreseeable in view of the Company’s activity at the time of such undertaking, and limited in an amount or standard that the Board determines is reasonable under the circumstances and (ii) for those liabilities and expenses described in Sub-Articles 92.2 and 92.3.

94.	Release of Office Holders

The Company may, to the extent permitted by the Companies Law, release an Office Holder of the Company, in advance, from his liability, in whole or in part, for damages resulting from the breach of his duty of care to the Company.

95.	General

The provisions of Articles 92, 93 and 94 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is permitted under the Law.

Liquidation

96.	Liquidation Preference.

96.1. In the event of liquidation, dissolution or winding up of the Company subject to applicable law, in the event of a Deemed Liquidation Event (as defined below), and in the event of any Distribution (as defined in Article 79A above), all the assets of the Company whether capital, surplus, earnings, securities or assets of any kind available for distribution among the holders of the Company’s shares (“Distributable Assets”) shall be distributed to them in the following order and preference:

(a) First, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution to the holders of Ordinary Shares, an amount per each Series A Preferred Share held by such holder equal to (i) the Original Issue Price of such Series A Preferred Share; plus (ii) interest at the rate of 8% per annum on such Original Issue Price, compounded annually from the date of issuance of such Series A Preferred Share to the date of actual distribution, plus (iii) any previously declared but unpaid dividend on such shares, minus (iv) the aggregate amount previously paid pursuant to this Article 96.1(a) with respect to such Series A Preferred Share (the “Series A Preferential Amount”). In the event that the Distributable Assets are insufficient for the distribution in full of the Series A Preferential Amount with respect to all Series A Preferred Shares then outstanding, all of such Distributable Assets shall be distributed among the holders of the Series A Preferred Shares in proportion to the full respective Series A Preferential Amount such holders would otherwise be entitled to receive hereunder pursuant to this Article 96.1(a).

(b) After payment of the full Series A Preferential Amounts pursuant to Article 96.1(a) above, any remaining Distributable Assets, if any, shall be distributed pro-rata (treating the Preferred Shares on an As-Converted Basis) among the holders of the Preferred Shares and Ordinary Shares.

96.2. The provisions of Article 96.1 above to the contrary notwithstanding, the provisions of Article 96.1(a) shall not apply with respect to any Preferred Share in the event that a distribution of the Distributable Proceeds in accordance with Article 96.1 would yield to the holder of such Preferred Share, when combined with the aggregate amounts previously paid with respect to such share pursuant to this Article 96.1(a), an aggregate amount exceeding 5 times the Original Issue Price of such Preferred Share (“Cap Amount”); provided however that in no event shall the non-application of the provisions of such Article 96.1(a) result in the holder of such Preferred Share receiving an amount per such Preferred Share (or an aggregate amount per all of the Ordinary Shares into which such Preferred Share has been converted or is convertible into assuming the prior conversion of such Preferred Share), when combined with the aggregate amounts previously paid with respect to such share pursuant to Article 96.1(a), is less than the Cap Amount of such Preferred Share. In the event that the provisions of Article 96.1(a) do not apply with respect to any Preferred Share pursuant to the foregoing, all Distributable Assets (or, if pursuant to the immediately preceding provisions, such provisions of Article 96.1(a) still apply to some of the Preferred Shares – all of the Distributable Assets remaining after the application of the provisions of Article 96.1(a) to such Preferred Shares), will be distributed pro rata among the holders of Preferred Shares and Ordinary Shares, pari passu, on an As-Converted Basis.

96.3. As used herein, the term “Deemed Liquidation Event” shall mean: (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding share capital, or a transfer or grant of an exclusive license to all or substantially all the of Company’s intellectual property not in the ordinary course of business, to, any other company, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the stockholders of this Company own more than fifty percent (50%) of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity); or (b) a transaction or series of transactions, other than an IPO or fundraisings by the Company, a person or entity acquires fifty percent (50%) or more of the voting power represented by the then issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors.

96.4. Notwithstanding anything to the contrary contained in these Articles, a Preferred Majority may waive the treatment of a transaction as a liquidation event or a Deemed Liquidation Event or a Distribution, provided that if such transaction results in a distribution of cash, shares, or other assets to the Company’s shareholders then such waiver shall be deemed revoked and the provisions of Article 96.1 shall apply. In addition, the holders of a Preferred Majority may waive treatment of a liquidation event or a Deemed Liquidation Event or a Distribution in accordance with Article 96.1(a), in which case only Article 96.1(b) shall apply to the distribution of the Distributable Assets of such liquidation event or a Deemed Liquidation Event or Distribution among the Shareholders.

96.5. Notwithstanding anything to the contrary in these Articles but subject to the provisions of Article 96.4, the proceeds of any Deemed Liquidation Event shall be allocated and distributed among the Shareholders in accordance with this Article 96, whether by way of dividend or otherwise, such that at the closing of the Deemed Liquidation Event, or as soon as permitted by applicable law thereafter, the holders of the Preferred Shares shall be paid in cash, securities or a combination thereof, an amount equal to the amount per share which would be payable to such holders, respectively, pursuant to Article 96.

Miscellaneous

97.	Minutes

97.1. Minutes of each General Meeting and of each meeting of the Board shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of a meeting of the Board, the names of the persons present at the meeting.

97.2. Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting (or, in the case of Board meetings where there is only one Director on the Board, by such Director), shall constitute prima facie evidence of the matters recorded therein.

98.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the registered office of the Company or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors. Any Shareholder shall be entitled to receive a copy of the audited financial statements of any fiscal year with the opinion of the Company’s Auditor with respect to such financial statements.

99.	Audit

Without derogating from the requirements of any applicable Law, at least once in every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

100.	Rights of Signature, Stamp and Seal

100.1. The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority. The Board may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorized to sign.

100.2. The Board may provide for an official stamp and/or seal. If the Board provides for a seal, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

101.	Notices

101.1. Any notice or other communication or document served by the Company upon any Shareholder or served by a Shareholder upon the Company (in each case, in such Shareholder’s capacity as such), whether pursuant to these Articles or otherwise (unless other notice provisions are specifically applicable to such a notice or communication), shall be in writing and shall be conclusively deemed to have been duly given to the receiving party: (i) in the case of hand delivery or a delivery by an internationally recognized overnight courier, freight prepaid, to the Address (as hereinafter defined), on the next Business Day after delivery; (ii) in the case of prepaid registered mail (airmail if sent to a place outside Israel) to the Address, (iii) in the case of facsimile transmission to the Address, on the next Business Day after delivery, if facsimile transmission is electronically or otherwise confirmed; or (iv) in the case of an email transmission to the Address, on the next Business Day after transmission, except where a notice is received stating that such mail has not been successfully delivered. In the event that notices are given pursuant to one of the methods listed in Sub-Articles (i) through (iii) above, a copy of this notice should also be sent by email transmission. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 101. Unless otherwise provided in these Articles, the provisions of this Article 101 shall also apply to notices and other communications permitted or required to be given by the Company to any Director or by any Director to the Company (in each case, in such Director’s capacity as such).

101.2. The term “Address” means, (i) with respect to each Shareholder or Director - such Shareholder’s or Director’s mail address, facsimile number or email address, as the case may be, as specified in the Shareholder Register or in the Directors Register, as applicable, or such other (or additional) address, facsimile numbers and email addresses as such a Shareholder or Director may have designated in writing to the Company in accordance with the notice provisions hereof for the purpose of this Article 101; and (ii) with respect to the Company – the address of the principal office or registered office of the Company (to the attention of the Chief Executive Officer thereof).

101.3. All notices to be given to the Shareholders shall, with respect to any share held by persons jointly, be given to whichever of such persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

101.4. Any Shareholder or Director whose address is not described in the Shareholder Register or Director Register (as applicable), and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

101.5. Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.

102.	Waivers

102.1. Except as otherwise expressly provided herein and subject to any provisions hereof requiring the consent of the holders of a different majority of the shares of any class or classes, to the extent that in accordance with these Articles or applicable law, any action of the Company is subject to the approval of a separate class vote of the holders of the shares of any particular class, then with the written consent of the holders of a majority of 66% of the outstanding shares of such class, the obligations of the Company to, and the rights of, the holders of such class under any provision of these Articles may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely).

102.2. Upon the effectuation of each such waiver referred to in Article 102.1 above, the Company shall promptly give written notice thereof to the holders of the shares of such class who have not previously consented thereto in writing; provided, however, that any such waiver that would similarly adversely affect more than one class of shares shall require only the consent of the holders of a majority of 66% of the outstanding shares of the classes similarly affected acting together as a single class on an As Converted Basis; and provided, further, that in the event that any waiver, by its nature, does not affect all the holders of shares of a particular class (“Affected Class”) in a substantially identical manner (relative to the respective stakes of the holders of such Affected Class within such Affected Class), each group within such Affected Class who is affected by such waiver in a manner which is not substantially identical as aforesaid (due to the fact that (i) certain holders of such Affected Class are the holders of more than one class of shares of the Company, and (ii) certain conflicting interests exist between such Affected Class and any such other classes of shares held by such certain holders) shall not be deemed to be a separate class for purposes of this Article 102 or any other Articles hereof.

102.3. Any waiver affected in accordance with this Article 102 shall be binding upon all of the holders of the applicable class or classes of shares, each transferee of such shares and each future holder of such class of shares.

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